EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 20, 1999

AMONG

ZHONE TECHNOLOGIES, INC.,

ZHONE ACQUISITION CORP.

AND

PREMISYS COMMUNICATIONS, INC.

i

5.12	Short-Term Investments	36

ARTICLE VI. CONDITIONS PRECEDENT		36

6.1	Conditions to Each Party’s Obligations to Effect the Merger	36

ARTICLE VII. TERMINATION AND AMENDMENT		37

7.1	Termination	37
7.2	Effect of Termination	38
7.3	Amendment	39
7.4	Extension; Waiver	39

ARTICLE VIII. GENERAL PROVISIONS		40

8.1	Non-Survival of Representations, Warranties and Agreements	40
8.2	Notices	40
8.3	Interpretation	40
8.4	Counterparts	41
8.5	Entire Agreement; No Third Party Beneficiaries	41
8.6	Governing Law	41
8.7	Severability	41
8.8	Assignment	41
8.9	Enforcement	42
8.10	Definitions	42

GLOSSARY OF DEFINED TERMS

Definition	Location
Affiliated Group	Section 8.10(a)
Agreement	Preamble
Alternative Transaction	Section 5.4(a)
Articles of Merger	Section 2.3
Board of Directors	Section 8.10(b)
Business Day	Section 8.10(c)
Cap Amount	Section 5.7(b)
Certificate of Merger	Section 2.3
Certificates	Section 2.10(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.1(k)
Company	Preamble
Company Acquisition Agreement	Section 5.4(c)
Company Benefit Plans	Section 3.1(r)(i)
Company Board	Section 1.3(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.1
Company Option	Recitals
Company Option Agreement	Recitals
Company Patent Rights	Section 3.1(o)
Company Permits	Section 3.1(i)
Company Preferred Stock	Section 3.1(c)(i)
Company Returns	Section 3.1(k)(i)
Company Rights Agreement	Section 3.1(c)(i)
Company SEC Reports	Section 3.1(e)(i)
Company Stock Option Plans	Section 8.10(d)
Company Stock Purchase Plan	Section 3.1(c)(i)
Company Stockholders Meeting	Section 5.1(a)
Company Subs	Section 3.1(a)
Company Takeover Proposal	Section 5.4(a)
Confidentiality Agreement	Section 5.2
Continuing Directors	Section 1.4(c)
CSFB	Section 3.2(d)
DGCL	Recitals
Effective Time	Section 2.3
Environmental Laws	Section 3.1(s)
ERISA	Section 3.1(r)(i)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.10(a)
Fairness Opinion	Section 1.3(a)
Financial Advisor	Section 1.3(a)
Fully Diluted Shares	Section 8.10(e)

GAAP	Section 3.1(e)(i)
Governmental Entity	Section 3.1(d)(iii)
HSR Act	Section 3.1(d)(iii)
Indemnified Party	Section 5.7(a)
Intellectual Property Rights	Section 3.1(o)(viii)
Interim Balance Sheet	Section 3.1(e)(i)
Interim Financial Statements	Section 3.1(e)(i)
Leased Real Property	Section 3.1(h)
Legal Proceeding	Section 8.10(f)
Legal Requirement	Section 8.10(g)
Liens	Section 3.1(c)(ii)
Material Adverse Effect	Section 8.10(h)
Merger	Recitals
Merger Consideration	Section 2.8(c)
Merger Sub	Preamble
Minimum Shares	Section 1.1(a)
Nasdaq	Section 3.1(d)(iii)
Offer	Section 1.1(a)
Offer Documents	Section 1.2(a)
Organizational Documents	Section 8.10(i)
Outside Date	Section 7.1(b)
Parent	Preamble
Pending Marks	Section 3.1(o)(ii)
Person	Section 8.10(j)
Price Per Share	Section 1.1(a)
Principal Stockholders	Recitals
Proxy Statement	Section 3.1(f)(i)
Registered Marks	Section 3.1(o)(ii)
Required Company Vote	Section 3.1(m)
Required Regulatory Approvals	Section 6.1(d)
Rights	Section 3.1(c)(i)
Schedule 14D-1	Section 1.2(a)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.2(a)
Securities Act	Section 3.1(d)(iii)
Short-Term Investments	Section 5.12
Stockholders Agreement	Recitals
Subsidiary	Section 8.10(k)
Superior Proposal	Section 5.4(a)
Surviving Corporation	Section 2.1
Tax	Section 8.10(l)
Tax Return	Section 8.10(m)
TBCA	Recitals
Third Party	Section 5.4(a)
Violation	Section 3.1(d)(ii)

        This AGREEMENT AND PLAN OF MERGER, dated as of October 20, 1999 (this “Agreement”), is by and among Zhone Technologies, Inc., a Delaware corporation (“Parent”), Zhone Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Premisys Communications, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in order to effectuate the foregoing, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Texas Business Corporation Act (the “TBCA”), will merge with and into Merger Sub (the “Merger”);

        WHEREAS, in order to facilitate the Merger, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Offer (as defined below) to purchase for cash all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (collectively, the “Company Common Stock”), at a price per share equal to the Price Per Share (as defined below) subject to the terms and conditions set forth herein and in Annex A hereto;

        WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, Merger Sub and the Company have entered into a Company Option Agreement dated as of the date hereof (the “Company Option Agreement”) pursuant to which the Company has granted Merger Sub an option (the “Company Option”) to purchase newly issued shares of Company Common Stock under certain circumstances;

        WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, Merger Sub and certain principal stockholders of the Company (the “Principal Stockholders”) have entered into a stockholders agreement dated as of the date hereof (the “Stockholders Agreement”) pursuant to which, among other things, the Principal Stockholders have agreed to (a) tender their shares of Company Common Stock into the Offer and (b) vote their shares of Company Common Stock in favor of the Merger, in each case upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE TENDER OFFER

1.1	The Offer

(a) Subject to the provisions of this Agreement, (i) not later than the first Business Day after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than five Business Days after the date of such announcement, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock at a price of $10.00 per share, net to the seller in cash without interest (the “Price Per Share”), subject to reduction only for any applicable withholding taxes. The Offer shall be made pursuant to an Offer to Purchase and related Letter of Transmittal containing the terms and conditions set forth in this Agreement. The obligation of Merger Sub to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) at least that number of shares of Company Common Stock equivalent to 75% of the Fully Diluted Shares (as defined below) of Company Common Stock on the date such shares are purchased pursuant to the Offer (subject to reduction as described below, the “Minimum Shares”) being validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction of the other conditions set forth in Annex A hereto, any of which conditions may be waived by Merger Sub in its sole discretion; provided, however, that Merger Sub shall not reduce the Minimum Shares below a majority of the Fully Diluted Shares of Company Common Stock without the prior written consent of the Company. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

(b) Without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer below a majority of the Fully Diluted Shares of Company Common Stock or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer (including the conditions set forth in Annex A hereto) or impose additional conditions to the Offer, (iv) except as provided below, change the expiration date of the Offer, or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Merger Sub may, from time to time, extend the expiration date of the Offer for up to 10 additional Business Days (but in no event shall such extensions exceed, in the aggregate, 30 Business Days without the Company’s prior written consent, and in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); provided further that if on any scheduled expiration date of the Offer all conditions to the Offer

(other than the Minimum Shares) have been satisfied or waived, and the number of shares of Company Common Stock that have been validly tendered and not withdrawn represent at least a majority of the Fully Diluted Shares of Company Common Stock, and Merger Sub does not elect to reduce the Minimum Shares and consummate the Offer, then Merger Sub shall, at the Company’s request, on up to three occasions, extend the expiration date of the Offer for up to 10 additional Business Days (but in no event shall such extensions exceed, in the aggregate, 30 Business Days, and in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and provided further that Merger Sub may, (x) without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (y) extend the Offer if (1) the conditions to the Offer shall have been satisfied or waived and (2) the number of shares of Company Common Stock that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding shares of Company Common Stock; provided, however, that in no event shall the extensions permitted under the foregoing clause (y) exceed, in the aggregate, 10 Business Days. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Annex A, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer. Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

1.2	SEC Filings

(a) As soon as reasonably practicable on the commencement date of the Offer, Parent and Merger Sub shall file with the Securities and Exchange Commission (the “SEC”) and disseminate to the Company’s stockholders, with respect to the Offer, a Tender Offer Statement on Schedule 14D-1 (the “Schedule 14D-1”). The Schedule 14D-1 shall comply as to form and content in all material respects with the applicable provisions of the federal securities laws and shall contain or incorporate by reference the Offer to Purchase, the related Letter of Transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (the Schedule 14D-1, the Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D- 9 (as amended from time to time, the “Schedule 14D-9”) containing the recommendation of the Company Board described in Section 5.1(a), which shall comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company shall cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

1.3	Company Action

(a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Company Option Agreement, the Stockholders Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company’s stockholders, recommending that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required), and approving the acquisition of shares of Company Common Stock by Merger Sub pursuant to the Offer and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement (if any) of such recommendation of the Company Board. The Company hereby represents that the Company Board has received the written opinion (the “Fairness Opinion”) of Broadview Associates LLC (the “Financial Advisor”) that the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement (if any). The Company has been advised by each of its directors and executive officers that each such person currently intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

(b) Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as Parent or Merger Sub may reasonably request in communicating the Offer to the Company’s stockholders.

1.4	Composition of the Company Board

(a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer and the Company Option for, not less than the Minimum Shares, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Company Common Stock owned in the aggregate by Parent or Merger Sub, upon such acceptance for payment, bears to the number of shares of Company Common Stock outstanding; provided, however, that until the Effective Time there shall be at least one Continuing Director. To effect the foregoing, the Company shall, on the expiration date of the Offer, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent’s designees to be so elected to the Company Board, and (ii) cause Parent’s designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a).

(b) The Company’s obligation to cause designees of Parent to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Merger Sub shall supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule l4f-1 and applicable rules and regulations.

(c) After the time that Parent’s designees constitute at least a majority of the Company Board and until the Effective Time, any amendment or termination of this Agreement shall require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the “Continuing Directors”), except to the extent that applicable law requires that such action be acted upon by the full Company Board, in which case such action shall require the concurrence of a majority of the Company Board, which majority shall include each of the Continuing Directors. If there is more than one Continuing Director and prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement.

ARTICLE II.

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the TBCA, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) in accordance with the DGCL and the TBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge Merger Sub with and into the Company instead of merging the Company with and into Merger Sub as provided above. In such event, this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the revised form of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing and to provide that the Company shall be the Surviving Corporation.

2.2 Closing. At the closing of the Merger (the “Closing”), which shall take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto, Parent shall effect the Merger in accordance with Section 2.1. The Closing shall be held at the offices of Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto.

2.3 Effective Time. Upon the Closing, the parties shall file (a) with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger, and (b) with the Secretary of State of the State of Texas articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the TBCA and shall make all other filings, recordings or publications required under the TBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger and the Articles of Merger are duly filed with the Delaware and Texas Secretaries of State, respectively, or at such other time as the parties may agree and specify in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 5.06 of the TBCA.

2.5 Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time in the form attached hereto as Annex B shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such articles of incorporation may be amended to reflect “Premisys Communications, Inc.” as the name of the Surviving Corporation.

2.6 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.7 Officers and Directors of Surviving Corporation. The officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

2.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by a wholly owned subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.10(h), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.8(b)) shall be converted into the right to receive in cash, without interest, the Price Per Share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, the Merger Consideration.

2.9 Treatment of Stock Options. Simultaneously with the Merger, each outstanding option to purchase a share of Company Common Stock under the Company Stock Option Plans shall be canceled, and each holder of any such vested option shall be paid by the Surviving Corporation promptly after the Effective Time for each such vested option an amount determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (b) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such option immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. No unvested options shall be accelerated or otherwise become exercisable as a result of the Offer or the Merger, except to the extent that the Company’s 1995 Directors Stock Option Plan or any of the employment or severance agreements listed in Item 5.5 of the Company Disclosure Schedule provide otherwise. Except as otherwise agreed to by the parties, the Company Stock Option Plans and the Company Stock Purchase Plan shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Company Sub shall be canceled as of the Effective Time. The Company and each relevant committee of the Company Board shall take any and all actions necessary to effectuate the actions contemplated by this Section 2.9 and Section 5.8, including without limitation amending the Company Stock Option Plans or the Company Stock Purchase Plan and using their best efforts to obtain any necessary consents or waivers from the holders of outstanding options.

2.10	Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Merger Sub shall deposit with the Exchange Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock. For purposes of determining the Merger Consideration to be made available, Merger Sub shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal of such shares.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 2.8(b), (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) Unclaimed Funds. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which they are entitled pursuant hereto.

(g) Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(h) Dissenting Shares. Notwithstanding Section 2.8, shares of Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL, shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.11 Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the outstanding shares of Company Common Stock, any change or conversion of outstanding shares of Company Common Stock into other securities or any other dividend or distribution with respect to the outstanding shares of Company Common Stock should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to the Merger Consideration as so adjusted.

2.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”) or the Company SEC Reports (as defined below), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (“Company Subs”) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Company Subs is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The copies of the Organizational Documents of the Company and the Company Subs which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement and no amendments thereto are pending. The Company is not in violation of any term of the Organizational Documents of the Company.

(b) Company Subs. The only Company Subs are those named in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 1999, as filed with the SEC and heretofore furnished or made available to Parent. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subs.All references herein to the Company, unless the context indicates otherwise, shall be deemed to mean the Company and the Company Subs.

(c) Capital Structure.

(i) As of October 15, 1999, the authorized capital stock of the Company consisted of (A) 100,000,000 shares of Company Common Stock, of which 24,215,117 shares were issued and outstanding, and (B) 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”), of which 500,000 shares had been designated Series A Junior Participating Preferred Stock. As of the date of this Agreement, no shares of Company Preferred Stock are issued or outstanding. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with applicable securities laws. No class of the Company’s capital stock is entitled to preemptive rights. As of October 15, 1999, there were no outstanding options, warrants or other rights to acquire capital stock from the Company other than (C) rights to purchase an aggregate of 500,000 shares of Series A Junior Participating Preferred Stock (the “Rights”) issued pursuant to the Rights Agreement dated as of September 18, 1998 between the Company and ChaseMellon Shareholder Services LLC (the “Company Rights Agreement”), (D) options representing in the aggregate the right to purchase 4,948,500 shares of Company Common Stock under the Company Stock Option Plans, and (E) options to purchase in the aggregate 83,997 shares of Company Common Stock under the Company’s 1995 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”).

(ii) All of the issued and outstanding shares of capital stock of the Company Subs are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party (“Liens”). Except for the capital stock of the Company Subs, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(iv) Except as otherwise set forth in this Section 3.1(c), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subs is a party or by which any of them is bound obligating the Company or any of the Company Subs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of the Company Subs or obligating the Company or any of the Company Subs to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of the Company Subs to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subs.

(v) The Company has taken all actions necessary such that, for all purposes under the Rights Agreement, neither Parent nor Merger Sub shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of Parent’s or Merger Sub’s entering into this Agreement, the Company Option Agreement or the Stockholders Agreement or consummating the Offer, the Merger and/or the other transactions contemplated hereby or thereby. The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time and immediately prior to the consummation of the Offer, (A) the Company will not have any obligations under the Rights or the Rights Agreement with respect to the Offer, the Merger and/or the other transactions contemplated hereby or thereby and (B) the holders of Rights will have no rights under the Rights or the Rights Agreement with respect to the Offer, the Merger and/or the other transactions contemplated hereby or thereby.

(d) Authority; No Conflicts.

(i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the Organizational Documents of the Company or the Company Subs or (B) except as could not reasonably be expected to have a Material Adverse Effect on the Company and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any material indenture or loan or credit agreement or any other material contract, agreement, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company or any of the Company Subs is a party or by which the property of the Company or Company Subs is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company’s or Company Subs’ assets or shares of capital stock, except where such breach, default, acceleration or exercise of right of termination would not have a Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a “Governmental Entity”), is required by or with respect to the Company or any of the Company Subs in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws, (C) the Securities Act of 1933, as amended (the “Securities Act”), (D) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the DGCL and the TBCA with respect to the filing and recordation of appropriate merger or other documents, (F) rules and regulations of the Nasdaq National Market (“Nasdaq”), and (G) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Reports and Financial Statements.

(i) The Company has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC prior to the date of this Agreement (collectively, including all exhibits thereto, the “Company SEC Reports”). None of the Company Subs is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Parent and Merger Sub a true, accurate and complete copy of the balance sheet of the Company and the Company Subs as of September 24, 1999 (the “Interim Balance Sheet”) and the statement of operations and statement of cash flows of the Company and the Company Subs for the three month period ended September 24, 1999 (together with the Interim Balance Sheet, the “Interim Financial Statements”). Each of the financial statements (including the related notes) included in the Company SEC Reports and the Interim Financial Statements (including the related notes) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and the Company Subs as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since June 25, 1999 and except for liabilities and obligations reflected in the Interim Balance Sheet, neither the Company nor any of the Company Subs has any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subs which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Schedule 3.1(e)(iii) sets forth the Company’s fiscal year 2000 operating budget. Such operating budget has been prepared in good faith on the basis of assumptions which the Company believes are reasonable.

(f) Information Supplied.

(i) None of (A) the proxy statement related to the meeting of the Company’s stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (or the written consents in lieu thereof) (the “Proxy Statement”), (B) the Schedule 14D-9 or (C) the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Offer Documents and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting (as defined below), if any, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become false or misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(f), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or Schedule 14D-9 based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(g) Title to and Condition of Assets.

(i) All tangible properties and assets owned or leased by the Company are, except for changes in the ordinary course of business, reflected in the Interim Balance Sheet, a true, accurate and complete copy of which has been provided to Parent and Merger Sub. The Company owns good and marketable fee, or valid leasehold, title to the real and personal property owned or leased by it, free and clear of all Liens, except for Liens that do not impair the current use or diminish the value of any material item of property to any material extent.

(ii) Except as set forth on Schedule 3.1(g)(ii) and except as could not reasonably be expected to have a Material Adverse Effect on the Company, all of the equipment and tangible personal property owned or leased by the Company is in good operating condition and repair, subject to normal wear and tear, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance.

(h) Real Property. The Company does not own any real property. All of the real property leased by the Company is identified in the Company SEC Reports (herein referred to as the “Leased Real Property”).

(i) Leases. Each lease of Leased Real Property has been duly authorized and executed by the Company and is in full force and effect and binding and enforceable against the parties thereto. The Company is not in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

(ii) Condition of Leased Real Property. To the Company’s knowledge, (i) there are no material defects in the physical condition of any of the Leased Real Property and (ii) all such Leased Real Property is in good operating condition and repair and has been well maintained.

(iii) Compliance with the Law. The Company has not received any notice from any Governmental Entity of any violation of any regulation, license, permit or authorization issued with respect to the Leased Real Property that has not been heretofore corrected. The Company has not received any notice of any real estate tax deficiency or assessment and is not aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

(i) Compliance with Applicable Laws; Regulatory Matters. The Company and the Company Subs hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole (the “Company Permits”). The Company and the Company Subs are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and the Company Subs are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of the Company Subs is pending or, to the knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(j) Litigation. Except as disclosed in the Company SEC Reports, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Company Subs, nor to the knowledge of the Company is there any basis therefor, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subs which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(k) Taxes.

(i) Each Tax Return required to be filed by or on behalf of the Company and each Company Sub either on a separate or combined or consolidated basis with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (A) has been or will be filed on or before the applicable due date with the appropriate Governmental Entity, and (B) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Company Returns are complete and accurate in all material respects. All Taxes owed by any of the Company and the Company Subs (whether or not shown on any Company Return) have been paid.

(ii) The Company has delivered or made available to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by any of the Company and the Company Subs since December 31, 1997.

(iii) The unpaid Taxes of the Company and the Company Subs (A) did not, as of September 24, 1999, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past customs and practice of the Company and the Company Subs in filing their income Tax Returns.

(iv) The Company has not distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

(v) No written claim, and to the best knowledge of the Company, no claim, has ever been made by an authority in a jurisdiction where any of the Company and the Company Subs does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vi) None of the Company and the Company Subs has any unrecognized gains relating to deferred intercompany transactions.

(vii) There are no excess loss accounts, as defined in Treasury Regulations 1.1502-19, between or among any members of the affiliated group of corporations of which Company is the common parent.

(viii) Schedule 3.1(k) lists all Company Returns that have been audited since January 1, 1995 and indicates those Company Returns that currently are the subject of an audit.

(ix) Since June 25, 1999, the Company has not incurred any liability or obligation for any Tax other than in the ordinary course of its business.

(x) None of the Company and the Company Subs has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written requests for waivers of the time to assess any Taxes of the Company or the Company Subs are pending.

(xi) None of the Company and the Company Subs currently is the beneficiary of any extension of time within which to file any Tax Return.

(xii) Except as set forth on Schedule 3.1(k), no claim or Legal Proceeding is pending or, to the best knowledge of the Company, has been overtly threatened against or with respect to the Company or any of the Company Subs in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of the Company Subs with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or any of the Company Subs and with respect to which adequate reserves for payment have been established on the Interim Balance Sheet). There are no Liens for Taxes upon any of the assets of the Company or any of the Company Subs except Liens for current Taxes not yet due and payable. Neither the Company nor any of the Company Subs has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Neither the Company nor any of the Company Subs has been nor will it be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(xiii) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of the Company Subs that, considered individually or considered collectively with any other such contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). Neither the Company nor any of the Company Subs is, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

(xiv) None of the Company and the Company Subs (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (B) has any liability or obligation for the Taxes of any Person (other than any of the Company and the Company Subs) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(xv) Neither the Company nor any of the Company Subs is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

(l) Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, the Company and the Company Subs have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been:

(i) Any change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(ii) Any material contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

(iii) Any material obligation or liability of any nature, whether accrued, absolute or contingent (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (it being understood that claims relating to the failure to perform or the improper performance of services shall not be deemed to be incurred in the ordinary course of business);

(iv) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business consistent with past practice;

(v) Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the properties, assets or business of the Company;

(vi) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

(vii) Any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(viii) Any labor trouble or claim of unfair labor practices involving the Company; any material change in the compensation payable or to become payable by the Company to any of its directors, officers, employees, agents or independent contractors; any material bonus payment or arrangement made to or with any of such directors, officers, employees, agents or independent contractors; or any entry by the Company into any material employment, consulting, severance, termination or similar agreement with any of such directors, officers, employees, agents or independent contractors;

(ix) Any change with respect to the officers or management of the Company;

(x) Any payment or discharge of a material Lien or liability of the Company which was not shown in the Interim Financial Statements or incurred in the ordinary course of business thereafter;

(xi) Any material obligation or liability incurred by the Company to any of its directors, officers, stockholders or employees, or any material loans or advances made by the Company to any of its directors, officers, stockholders or employees, except normal compensation and expense reimbursement payable to officers or employees;

(xii) Any change in accounting methods or practices, credit practices or collection policies used by the Company (provided that this representation (xii) shall relate back to, and shall be made with respect to any such changes since, June 25, 1999);

(xiii) Any change in any Tax election of the Company under federal, state, local or foreign Tax law;

(xiv) Any other material transaction entered into by the Company other than transactions in the ordinary course of business; or

(xv) Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (i) through (xiv) above.

(m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(n) State Takeover Statutes. The Company Board has approved the Offer, the Merger, this Agreement, the Company Option Agreement and the Stockholders Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Company Option Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Company Option Agreement and the Stockholders Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Offer, the Merger, this Agreement, the Company Option Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Company Option Agreement and the Stockholders Agreement. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, this Agreement, the Company Option Agreement, the Stockholders Agreement or the transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement.

(o) Intellectual Property.

(i) The list of patents and patent applications (collectively, the “Company Patent Rights”) as listed on Schedule 3.1(o)(i) is a complete and correct listing of all the patents and patent applications owned solely or jointly by the Company, and, to the Company’s knowledge, there are no unpaid maintenance fees, patents that have lapsed, or abandonment of patent applications, or any reason why any patent application should not be allowed.

(ii) The Company is the sole and exclusive owner of all right, title, and interest in the trademarks (“Registered Marks”) and trademark applications (“Pending Marks”) listed on Schedule 3.1(o)(ii), and to the Company’s knowledge, the Company has not allowed any of the Registered Marks or Pending Marks to be abandoned, canceled, or to expire.

(iii) Except as set forth on Schedule 3.1(o)(iii), to the knowledge of the Company, other than patent and trademark prosecution by the Company, there are no legal or governmental proceedings pending relating to patents, trade secrets, trademarks, service marks or other proprietary information or materials of the Company, and to the

Company’s knowledge, no such proceedings are overtly threatened or contemplated by any Governmental Entity or other Person.

(iv) The Company has made available to Parent true and correct copies of all material license agreements relating to the Intellectual Property Rights to which the Company is a party listed on Schedule 3.1(o)(iv).

(v) Except as set forth on Schedule 3.1(o)(v), the Company owns, or is licensed or otherwise has the right to use (in each case, clear of any Liens of any kind), all material Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted, and no claims are pending or, to the Company’s knowledge, threatened that the Company is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property Rights owned by and/or licensed to the Company, and to the Company’s knowledge, no Person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property Rights owned by and/or licensed to the Company.

(vi) None of the former or current members of management or key personnel of the Company, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of Intellectual Property Rights of the Company, have any valid claim against the Company in connection with the involvement of such Persons in the conception and development of any Intellectual Property Rights of the Company, and to the Company’s knowledge, no such claim has been asserted or threatened.

(vii) The Company has taken reasonable and necessary steps to protect its Intellectual Property Rights, and to the knowledge of the Company, no material Intellectual Property Rights have been lost or are in jeopardy of being lost through failure to act by the Company.

(viii) For purposes of this Agreement, “Intellectual Property Rights” shall mean inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction, patents, patent applications (including reexaminations, reissues, extensions and the like), trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets, know-how and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; any similar intellectual property or proprietary rights and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

(p) Contracts.

(i) Contracts. Except as set forth on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 1999 or on Schedule 3.1(p)(i), the Company is not a party to or subject to any oral or written:

                (A) Contracts not made in the ordinary course of business which are material to the Company;

                (B) Employment contracts, severance contracts or other similar contracts, including without limitation contracts that will result in the payment by, or the creation of any obligation or liability to pay on behalf of the Company any severance, termination, “golden parachute” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                (C) Contracts involving future expenditures or liabilities, actual or potential, in excess of $150,000 or otherwise material to the Company;

                (D) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in excess of $150,000, whether the Company shall be the borrower, lender or guarantor thereunder; or

                (E) Contracts containing provisions limiting the freedom of the Company or any of its affiliates to sell or license products to, or otherwise conduct business with, or compete against, any Person.

(ii) Absence of Defaults. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under such contracts. To the Company’s knowledge, all other parties to such contracts are currently in compliance in all material respects with the provisions thereof, no party is in default thereunder and no notice of any claim of default has been given to the Company. To the Company’s knowledge, the services or products called for by any unfinished contract can be supplied in accordance with the terms of such contract, including time specifications, and the Company has no reason to believe that any unfinished contract will upon performance by the Company result in a loss to the Company.

(iii) Warranty. To the Company’s knowledge, the Company has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, liability in excess of the Company’s warranty reserves reflected in the Interim Balance Sheet for breach of warranty (whether covered by insurance or not) on the part of the Company, with respect to services rendered prior to or on the Closing Date. There are no existing or threatened material product or service liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties. No request has been made to the Company to lower the previously agreed to price for products that have been shipped by the Company or services that have been provided by the Company which has not been resolved, and to the Company’s knowledge, there are no facts upon which any such claim could be based.

(q) Insurance. The physical properties, assets and business of the Company are insured to the extent disclosed on Schedule 3.1(q) and all such insurance policies and arrangements are disclosed on said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party. The Company reasonably believes that said insurance is adequate and customary for the business engaged in by the Company.

(r) Employee Benefit Plans; Labor Matters.

(i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any of the Company Subs is a party, which is maintained or contributed to by the Company or any of the Company Subs, or with respect to which the Company or any of the Company Subs could incur material liability under Section 4069, 4201 or 4212(c) of ERISA (the “Company Benefit Plans”), the Company has made available to Parent a true and complete copy of such Company Benefit Plan.

(ii) Each of the Company Benefit Plans that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on the Company.

(iii) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of the Company Subs could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(iv) Neither the Company nor any of the Company Subs is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any of the Company Subs. There is no

pending labor dispute, strike or work stoppage against the Company or any of the Company Subs which may interfere with the respective business activities of the Company or any of the Company Subs, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any of the Company Subs by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on the Company.

(s) Environmental Matters. Except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company (a) has obtained all applicable permits, consents, licenses and other authorizations which are required to be obtained under all applicable federal, state, local or foreign laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) by the Company; (b) is in compliance with all terms and conditions of such required permits, consents, licenses and other authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (c) has not received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere in any material respect with or prevent continued compliance with or which could give rise to any common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (d) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company thereunder.

(t) Year 2000 Compliance. Except as set forth in the Company SEC Reports and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has all systems and software solutions necessary or appropriate to address and accommodate Year 2000 computer systems issues, and the Company’s products and software programs, systems and applications used in the operation of its business have been tested and are fully capable of providing accurate results using data having date ranges spanning the twentieth and twenty-first centuries. Without limiting the generality of the foregoing, except as set forth in the Company SEC Reports and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company’s products and software programs, systems and applications are able to: (a) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of the new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed defined and predetermined manner (as designed and represented by the manufacturer(s)); and (d) store and provide output of date information in ways that are unambiguous as to century (four digit date formats).

(u) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except the Financial Advisor. A true and correct copy of the engagement letter of the Financial Advisor is attached hereto as Schedule 3.1(u).

(v) Opinion of Financial Advisor. The Company has received the Fairness Opinion dated the date of this Agreement from the Financial Advisor to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

3.2 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. The copies of the Organizational Documents of Parent and Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Authority; No Conflicts.

(i) Each of Parent and Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or Merger Sub or (B) except as could not reasonably be expected to have a Material Adverse Effect on Parent and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any material loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other material agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 3.1(d)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent.

(c) Information Supplied.

(i) None of (A) the Offer Documents, (B) the Schedule 14D-1 or (C) the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, if any, the Schedule 14D-9 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, if any, and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become false or misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(c), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents or Schedule 14D-1 based on information supplied by the Company for inclusion or incorporation by reference therein.

(d) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except Credit Suisse First Boston Corporation (“CSFB”).

(e) No Business Activities. Neither Parent nor Merger Sub has conducted any material business activities (with respect to Intellectual Property Rights or otherwise) other than in connection with their organization and capitalization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(f) Available Funds. At the expiration of the Offer and at the Effective Time, Parent and Merger Sub will have available all funds necessary to satisfy their obligations under this Agreement and in connection with the transactions contemplated hereby, including, without limitation, the obligation to purchase all outstanding shares of Company Common Stock validly tendered into the Offer as well as all shares of Company Common Stock outstanding at the Effective Time.

(g) Litigation. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or Merger Sub, nor to the knowledge of Parent is there any basis therefor, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company shall (and shall cause each of the Company Subs to):

(a) maintain its existence in good standing;

(b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practice, except as expressly permitted by this Agreement;

(c) maintain business and accounting records consistent with past practice; and

(d) use its best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiary.

4.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Parent in writing, or unless otherwise set forth in Item 4.2 of the Company Disclosure

Schedule, from the date hereof until the Closing, the Company shall not (and shall not permit any of the Company Subs to):

(a) amend or otherwise change any of its Organizational Documents;

(b) except as contemplated by Section 3.1(c)(v), amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights to facilitate an Alternative Transaction (as defined below);

(c) except as contemplated by Section 4.2(o), issue or sell or authorize for issuance or sale (other than any issuance of Company Common Stock upon the exercise of any outstanding option to purchase Company Common Stock which option was issued prior to the date hereof in accordance with the terms of the relevant stock option agreement), or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except (i) short-term borrowings incurred in the ordinary course of business consistent with past practice and (ii) intercompany indebtedness between the Company and any of the Company Subs or between the Company Subs;

(g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except as contemplated by Section 4.2(o), enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any capital commitment which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 4.2(f) or this Section 4.2(g);

(h) sell, lease, license, mortgage, pledge or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than sales or licenses of products in the ordinary course of business consistent with past practice;

(i) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

(j) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability;

(k) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

(l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Interim Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(m) except in connection with the sale or license of the Company’s products in the ordinary course of business consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Company’s Intellectual Property Rights;

(n) except as required by law or as contemplated by Section 4.2(o), enter into, adopt, amend or terminate any Company Benefit Plan or any other agreement, arrangement, plan or policy involving the Company or any of the Company Subs, and one or more of its directors, officers, employees or consultants, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined; provided, however, that the Company shall be permitted to submit to its stockholders for their consideration and approval the amendments to the Company Stock Options Plans and the Company Stock Purchase Plan described in the Company Disclosure Schedule if the Offer has not been consummated within 50 Business Days after the commencement date of the Offer;

(o) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or the Company Subs, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person; except that the Company may hire up to 20 persons (none of whom shall be officers of the Company) on an at will basis (with no employment, severance or similar agreements) and grant to such persons options to purchase up to 200,000 shares of Company Common Stock in the aggregate; provided that no portion of any such options shall vest or otherwise become exercisable (including, without limitation, as a result of the Offer or the Merger) within one year of the date of hire; provided further that the Company shall notify each such person prior to hiring that the options being granted shall be canceled for no value upon the consummation of the transactions contemplated by this Agreement; and provided further that any such hiring at an annual salary in excess of $110,000 shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld; or

(p) announce an intention, commit or agree to do any of the foregoing.

4.3 Other Actions. The Company shall not take any action that would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer or the Merger not being satisfied.

4.4 Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Offer or the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Each party agrees that, to the extent practicable, it shall consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; the Company Stockholders Meeting

(a) The Company shall, as soon as practicable following the acquisition by Merger Sub of the Minimum Shares pursuant to the Offer, to the extent necessary to consummate the Merger, duly call, give notice of, convene and hold a meeting (or obtain the written consents) of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote, and the Company shall, through the Company Board, recommend to its stockholders that they accept the Offer and tender all of their shares of Company Common Stock to Merger Sub and approve the transactions contemplated by this Agreement; provided, however, that the Company Board may withdraw or modify such recommendation in accordance with Section 5.4. Parent shall vote or cause to be voted all shares of Company Common Stock owned of record by Parent or Merger Sub in favor of the transactions contemplated by this Agreement.

(b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Merger Sub owns 90% or more of the outstanding shares of Company Common Stock following the expiration of the Offer and any exercise of the Company Option, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the parties hereto shall, at the request of Parent and subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following such expiration without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL and Section 5.16 of the TBCA.

(c) If required by applicable law, as soon as practicable following Parent’s request, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable.

5.2 Access to Information. The Company shall, and shall cause the Company Subs to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and its officers, employees and representatives and, during such period, the Company shall, and shall cause the Company Subs to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable, and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the agreement (the “Confidentiality Agreement”) dated September 20, 1999 between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect.

5.3 Approvals and Consents; Cooperation. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Company Option Agreement and the Stockholders Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement, the Company Option Agreement, the Stockholders Agreement or the transactions contemplated hereby or thereby in connection with the Required Regulatory Approvals.

5.4 No Solicitation

(a) The Company and the Company Subs and their respective directors and officers shall not, and the Company shall direct and use its best efforts to cause the employees, representatives and agents of the Company and the Company Subs not to, directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any Company Subs that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a “Company Takeover Proposal”). Nothing contained in this Agreement shall prevent the Company Board from (i) furnishing information to a third party which has made a bona fide Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent or (ii) subject to compliance with the other terms of this Section 5.4, considering and negotiating a bona fide Company Takeover Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided that, as to each of clauses (i) and (ii), the Company Board reasonably determines in good faith (after due consultation with independent counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a “Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Company Board reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Company Board, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of this Agreement proposed by Parent and Merger Sub. “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its affiliates (a “Third Party”) acquires or would acquire more than 10% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 10% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Company Subs and securities of the entity surviving any merger or business combination including any of the Company Subs) of the Company or any

Company Subs having a fair market value (as determined by the Company Board in good faith) equal to more than 10% of the fair market value of all the assets of the Company and the Company Subs, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subs, other than the transactions contemplated by this Agreement.

(b) The Company shall immediately notify Parent and Merger Sub after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of the Company Subs in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or such Subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Merger Sub shall be made orally and in writing, and shall indicate the identity of the Person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting nonpublic information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the Person making the Company Takeover Proposal with access to information concerning the Company as provided in Section 5.4(a). The Company shall also immediately notify Parent and Merger Sub, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

(c) Except as set forth in this Section 5.4, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer or the Merger, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Company Board determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company’s stockholders under applicable law, the Company Board may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger and/or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal); provided that (i) the Company gives Parent at least five Business Days advance notice of its intent to take any of the foregoing actions and (ii) during such five Business Day period, the Company, if requested by Parent, negotiates in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Offer and the Merger on such adjusted terms. After such five Business Day period, the Company Board may then (and only then) withdraw or modify its approval or recommendation of the Offer or the Merger and/or terminate this Agreement.

(d) The Company shall advise the directors, officers and employees of the Company and the Company Subs and any investment banker, attorney or other advisor retained by the Company or any of the Company Subs in connection with the transactions contemplated by this Agreement of the restrictions set forth in this Section 5.4. It is understood that any violation of the restrictions set forth in this Section 5.4 by any director or officer of the Company or any of the Company Subs, or any such violation by any employee, representative or agent of the Company or any of the Company Subs where the Company shall have failed to use its best efforts to prevent such violation, shall be deemed to be a breach of this Section 5.4 by the Company.

(e) Upon the execution of this Agreement, the Company, the Company Subs and their respective directors, officers, employees, representatives and agents shall immediately cease any and all existing activities, discussions or negotiations with any Third Parties conducted previously with respect to any Company Takeover Proposal or Alternative Transaction. For so long as this Agreement shall not have been terminated in accordance with its terms, the Company Board shall not redeem the Rights or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction.

5.5 Employee Benefits

(a) As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to the Company Benefit Plans, including all employment and severance agreements listed in Item 5.5 of the Company Disclosure Schedule. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Benefit Plan after the Effective Time, and any Company Benefit Plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any Company Benefit Plan (other than the Company Stock Option Plans or the Company Stock Purchase Plan) is terminated or amended after the Effective Time so as to reduce in any material respect the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable Parent benefit plan at a level commensurate with other similarly situated employees of Parent in accordance with the eligibility criteria thereof. Parent shall pro rate any portion of a premium or deductible with respect to employee benefit plans of Parent in which employees of the Company and the Company Subs (and their beneficiaries) participate after the Effective Time for the portion of the calendar year prior to their participation in such plans. Parent shall take all steps necessary to cause each employee benefit plan of Parent which is an “employee welfare benefit plan” under Section 3(1) of ERISA to waive any restrictions or limitations with respect to “pre- existing conditions” or prior medical history which would apply in preventing an employee or beneficiary thereof who is otherwise eligible to participate in such employee benefit plan of Parent from participating in such plan without restriction or limitation.

(b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and the Company Subs as of the Effective Time shall receive service credit for service with the Company and the Company Subs to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

5.6 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Company Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees and expenses, except as provided in Section 7.2, and except that, promptly following the Closing, Parent shall cause the Surviving Corporation to pay all reasonable legal, accounting and investment banker fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

5.7 Indemnification; Insurance

(a) Parent shall, and shall cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time the current provisions regarding indemnification of current or former officers and directors (each an “Indemnified Party”) contained in the Organizational Documents of the Company or any of the Company Subs and in any agreements between an Indemnified Party and the Company or any of the Company Subs.

(b) Parent shall, and shall cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time the Company’s current directors’ and officers’ insurance policies with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation shall be required to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the “Cap Amount”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap Amount.

5.8 Company Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions necessary to (a) shorten the offering period under the Company Stock Purchase Plan in which the Effective Time occurs so that such offering period terminates on the day immediately prior to the Effective Time and (b) terminate the Company Stock Purchase Plan effective as of the Effective Time.

5.9 Public Announcements. The Company and Parent shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of, any national securities exchange.

5.10 Takeover Statutes. If Section 203 of the DGCL or any other takeover statute shall become applicable to the transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement, the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such takeover statute on the transactions contemplated hereby and thereby.

5.11 Rights Agreement. The Company shall take all further action (in addition to that referred to in Section 3.1(c)(v)), if any, necessary in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement, the Company Option Agreement and the Stockholders Agreement.

5.12 Short-Term Investments. Not later than five days prior to the earliest expiration date of the Offer, the Company shall open an account in the name of the Company at CSFB and shall deposit at least $75 million into such account consisting of cash and all of the short-term investments of the Company and the Company Subs (including, without limitation, municipal bonds and other securities) (collectively, “Short-Term Investments”). The assets held in the CSFB account shall remain the property of the Company, and the Company shall have absolute control over such account and shall be entitled to all interest earned on the Short-Term Investments held in the such account. The Company shall take all actions necessary to convert all of the Short-Term Investments into cash or liquid investments readily convertible into cash on demand not later than the first Business Day following the expiration date of the Offer. To the extent that any Short-Term Investments mature prior to the expiration date of the Offer, the Company shall deposit the funds obtained thereby into the CSFB account in the form of cash or liquid investments readily convertible into cash on demand.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all of the transactions contemplated hereby (including the Merger); provided that this condition shall be deemed satisfied upon the consummation of the Offer.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

(d) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company (collectively, "Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

(e) Offer. Merger Sub shall have consummated the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on this condition if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company if the Merger shall not have been consummated by March 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By either Parent or the Company if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

(e) By Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer or the Merger, (ii) the Company Board or any committee thereof shall have approved or recommended to the stockholders of the Company any Company Takeover Proposal or Alternative Transaction, (iii) the Company Board or any committee thereof shall have approved or recommended that the stockholders of the Company tender their shares of Company Common Stock in any tender or exchange offer that is an Alternative Transaction, (iv) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions, or (v) the Company Board or any committee thereof shall have redeemed the Rights, or waived or amended any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction;

(f) By the Company, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, in accordance with Section 5.4(c) hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available (x) if the Company has breached in any material respect its obligations under Section 5.4 or (y) if the Company shall fail to pay when due the fees contemplated by Section 7.2(b);

(g) By Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement which could reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the consummation of the Offer or the Merger, or if any representation or warranty of the Company shall have become inaccurate and such inaccuracy could reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the consummation of the Offer or the Merger;

(h) By the Company, upon a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement which could reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the consummation of the Offer or the Merger, or if any representation or warranty of Parent or Merger Sub shall have become inaccurate and such inaccuracy could reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the consummation of the Offer or the Merger; or

(i) By Parent or the Company, if the Offer terminates or expires on account of the failure of any condition specified in Annex A without Merger Sub having purchased any shares of Company Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this Section 7.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition).

7.2 Effect of Termination

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 5.6, this Section 7.2 and Article VIII, (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement and (iii) the Confidentiality Agreement shall remain in full force and effect.

(b) In the event that (i) this Agreement is terminated pursuant to Section 7.1(e) or 7.1(f), or pursuant to Section 7.1(g) in the case of a material breach of the Company’s obligations under Section 5.4, or (ii)(A) any Third Party makes a Company Takeover Proposal to the Company or its stockholders and thereafter this Agreement is terminated by either party pursuant to Section 7.1(b) or 7.1(d) and (B)(x) within 12 months after the termination of this Agreement any Alternative Transaction is consummated or the Company enters into any Company Acquisition Agreement, in either case with the Third Party (or any affiliate of the Third Party) that made the Company Takeover Proposal to the Company or its stockholders, or (y) within 9 months after the termination of this Agreement any Alternative Transaction is consummated or the Company enters into any Company Acquisition Agreement, in either case with any other Third Party, then the Company shall pay Parent a cash fee of $10,000,000, which amount shall be payable by wire transfer of immediately available funds no later than (1) two Business Days after such termination in the case of a termination described in clause (i) above or (2) the date of consummation of such Alternative Transaction in the case of a termination described in clause (ii) above. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2(b), and in order to obtain such payment Parent commences a suit which results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) arising in connection with such suit.

7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to Zhone Technologies, Inc., 7677 Oakport Street, Suite 1040, Oakland, CA 94621, Attention: Mory Ejabat, Telecopy: (510) 777-7010, with a copy to Latham & Watkins, 701 “B” Street, Suite 2100, San Diego, CA 92101, Attention: Scott N. Wolfe, Esq., Telecopy: (619) 696-7419; and

(b) if to the Company, to Premisys Communications, Inc., 48664 Milmont Drive, Fremont, CA 94538, Attention: Nicholas J. Williams, Telecopy: (510) 353- 2321, with a copy to Fenwick & West LLP, Two Palo Alto Square, Palo Alto, CA 94306, Attention: David W. Healy, Esq., Telecopy: (650) 494-1417.

8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; No Third Party Beneficiaries

(a) This Agreement (including the Schedules and Exhibits), the Company Option Agreement, the Stockholders Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

8.10 Definitions. As used in this Agreement:

(a) “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

(b) “Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

(c) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(d) “Company Stock Option Plans” means the Company’s 1992 Stock Option Plan, 1994 Stock Option Plan and 1995 Directors Stock Option Plan.

(e) “Fully Diluted Shares” means all outstanding shares of Company Common Stock on a fully diluted basis, after giving effect to the exercise or conversion of all outstanding options, rights and other securities which are then exercisable or convertible into shares of Company Common Stock, but only to the extent that any such options, rights or other securities are exercisable or convertible into shares of Company Common Stock at a per share price less than the Price Per Share.

(f) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

(g) “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(h) “Material Adverse Effect” means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the condition (financial or other), business, operations, assets, liabilities or results of operations of such entity and its Subsidiaries taken as a whole, except that (i) a change in the market price of the Company Common Stock shall not, in and of itself, be deemed a “Material Adverse Effect” with respect to the Company and (ii) a “Material Adverse Effect” with respect to the Company shall not include any adverse change, circumstance or effect as to which the Company sustains the burden of reasonably demonstrating that any such adverse change, circumstance or effect is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Offer or the Merger (with all parties acknowledging that postponement, modification or cancellation of product orders by customers of the Company and employee attrition of the Company are possible results from the transactions contemplated by this Agreement or the pendency or announcement of the Offer or the Merger). Parent and Merger Sub may conclude that a Material Adverse Effect on the Company has occurred only if Parent and Merger Sub make such determination in good faith after consulting with their own, and the Company’s, respective Chief Financial Officer or Chief Executive Officer, auditors and other financial advisors.

(i) “Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws or other governing documents of such entity.

(j) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(k) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(1) (i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, capital gains, business, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, surtax, estimated, national health insurance, ad valorem, transfer and other taxes, duties, levies, tariffs, deficiencies, fees or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) “Tax Return” means all federal, state, local and foreign returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations, statements, notices, notifications, forms, certificates, information returns or other documents or information) required to be supplied to a Tax authority in any jurisdiction relating to the determination, assessment, collection, payment, administration, implementation, or enforcement of any Tax.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ZHONE TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Mory Ejabat
Name:	Mory Ejabat
Title:	Chairman & CEO

ZHONE ACQUISITION CORP., a Texas corporation

By:	/s/ Mory Ejabat
Name:	Mory Ejabat
Title:	Chairman & CEO

PREMISYS COMMUNICATIONS, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ZHONE TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

ZHONE ACQUISITION CORP., a Texas corporation

By:
Name:
Title:

PREMISYS COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Nicholas J. Williams
Name:	Nicholas J. Williams
Title:	President/CEO/COO

ANNEX A

Conditions To The Offer

The Offer shall be conditioned upon at least that number of shares of Company Common Stock equivalent to 75% of the Fully Diluted Shares of Company Common Stock on the date such shares are purchased pursuant to the Offer (subject to reduction as described below, the “Minimum Shares”) being validly tendered and not withdrawn prior to the date which is 20 Business Days following the commencement of the Offer in accordance with the terms hereof or such later date as the Offer may be extended by an amendment to this Agreement; provided, however, that Merger Sub may reduce the Minimum Shares to not less than a majority of the Fully Diluted Shares of Company Common Stock without the prior written consent of the Company. Moreover, notwithstanding any other provision of the Offer, and subject to the terms and conditions of this Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until expiration of all applicable waiting periods under the HSR Act, and Merger Sub shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer, or terminate or amend the Offer, if, prior to the time of acceptance for payment of any such shares of Company Common Stock (whether or not any other shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

(a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company or Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent of a material portion of the business or assets of the Company or Parent, or to compel the Company or Parent to dispose of or hold separate a material portion of the business or assets of the Company or Parent, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement, the Company Option Agreement or the Stockholders Agreement, (iii) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or Merger Sub from effectively controlling in any material respect any material portion of the business or operations of the Company, (v) that could reasonably be expected to require the divestiture by Parent or Merger Sub of any shares of Company Common Stock, or (vi) that could reasonably be expected to result in a Material Adverse Effect on the Company or Parent;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any

Governmental Entity or court, that would result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on Nasdaq, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof;

(d) there shall have occurred any event or change since the date of the Interim Balance Sheet that could reasonably be expected to have a Material Adverse Effect on the Company, other than any event or change specifically set forth in the Company Disclosure Schedule;

(e) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct at the date of this Agreement and at the scheduled or extended expiration of the Offer, unless the effect of all such failures to be true and correct could not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the consummation of the Offer or the Merger;

(f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement or the Company Option Agreement, unless the effect of all such failures to perform or comply could not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the consummation of the Offer or the Merger;

(g) any Required Regulatory Approval or other third party consent, authorization or approval which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company, shall not have been obtained, declared or filed or have occurred, as the case may be, or any such Required Regulatory Approval or other third party consent, authorization or approval shall not be in full force and effect;

(h) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended a Company Takeover Proposal or Alternative Transaction, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) upon the request of Parent or Merger Sub, shall have failed to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger within two Business Days;

(i) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Merger Sub or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the Company Common Stock and, in the good faith judgment of Parent or Merger Sub in its sole discretion, made it inadvisable to proceed with such acceptance of shares for payment or the payment therefor; provided that this condition shall not apply upon satisfaction and maintenance of the Minimum Shares;

(j) the Company shall have commenced a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation shall have been filed against the Company which is not dismissed within two days;

(k) the Stockholders Agreement shall not have been executed by each of the parties thereto other than Parent and Merger Sub;

(l) a Distribution Date shall have occurred under the Rights Agreement; or

(m) this Agreement shall have been terminated by Parent or the Company pursuant to its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent and Merger Sub in whole or in part at any time and from time to time; provided, however, that Merger Sub shall not reduce the Minimum Shares below a majority of the Fully Diluted Shares of Company Common Stock without the prior written consent of the Company. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B

Articles of Incorporation of Merger Sub

ARTICLES OF INCORPORATION

OF

ZHONE ACQUISITION CORP.

I, the undersigned, a natural person of the age of eighteen years or more, acting as the incorporator of a corporation (the “Company”), under the Texas Business Corporation Act (the “Act”), do hereby adopt the following Articles of Incorporation (the “Articles”) for the Company:

ARTICLE ONE

The name of the Company is Zhone Acquisition Corp.

ARTICLE TWO

The period of duration of the Company is perpetual.

ARTICLE THREE

The purpose for which the Company is organized is to engage in the transaction of any and all lawful business for which a corporation may be incorporated under the Act.

ARTICLE FOUR

The aggregate number of shares of capital stock which the Company has authority to issue is 1,000, par value $0.01 per share, designated Common Stock. Each share of such Common Stock will have identical rights and privileges in every respect.

ARTICLE FIVE

No holder of any shares of capital stock of the Company, whether now or hereafter authorized may, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Company, (b) any obligations, evidences of indebtedness, or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Company.

ARTICLE SIX

The Company will not commence business until it has received for the issuance of its shares consideration equal to or exceeding the value of $1,000, consisting of money, labor done or property actually received.

ARTICLE SEVEN

Cumulative voting for the election of directors is expressly denied and prohibited.

ARTICLE EIGHT

Any action of the Company which, under the provisions of the Act or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Company will, notwithstanding any law, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than fifty percent of the outstanding shares entitled to vote on that matter (or, if the holders of any class or series of the Company’s shares are entitled by the Act or any other applicable law to vote on that matter separately as a class, by the vote of the holders of more than fifty percent of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the provisions of this Article Eight will be applicable to any required shareholder authorization or approval of: (a) any amendment to these Articles; (b) any plan of merger, share exchange, or reorganization involving the Company; (c) any transfer of all, or substantially all, the property and assets of the Company; and (d) any voluntary dissolution of the Company.

Nothing contained in this Article Eight is intended to require shareholder authorization or approval of any action of the Company whatsoever unless such approval is specifically required by the other provisions of these Articles, the Company’s Bylaws or by the Act or other applicable law.

ARTICLE NINE

The street address of the initial registered office of the Company is 408 West 17th Street, Suite 101, Austin, Texas 78701 and the name of its initial Registered Agent at such address is Lawyer’s Aid Service, Inc.

ARTICLE TEN

The number of directors constituting the initial Board of Directors is three and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their earlier resignation or removal and until their successor or successors shall have been duly elected and qualified are as follows:

Name	Address
Mory Ejabat	7677 Oakport Street, Suite 1040
Oakland, California 94621

Jeanette Symons	7677 Oakport Street, Suite 1040
Oakland, California 94621

Robert Dahl	7677 Oakport Street, Suite 1040
Oakland, California 94621

ARTICLE ELEVEN

The name and address of the Incorporator are as follows:

Name	Address
Keith D. Kohlhepp	201 Main Street, Suite 2500
Forth Worth, TX 76102

ARTICLE TWELVE

To the fullest extent permitted by applicable law, a director of the Company will not be liable to the Company or its shareholders for an act or omission in the director’s capacity as a director. A director will not be liable to the Company or its shareholders to such extent as permitted by any law hereafter enacted, including, without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the Act. This Article Twelve does not eliminate or limit the liability of a director to the extent that applicable law prohibits elimination or limitation of liability.

Any repeal or amendment of this Article Twelve by the Company’s shareholders will be prospective only and may not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of such director occurring prior to the time of such repeal or amendment.

ARTICLE THIRTEEN

Any action which may be taken, or which is required by law, the Articles, or Bylaws to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, of a consent in writing, setting forth the action so taken, is signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

THE UNDERSIGNED INCORPORATOR, for the purposes of forming the Company, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts stated here are true and accordingly has set his hand on October 19, 1999.

Keith D. Kohlhepp